UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2006

Interpharm Holdings, Inc.

(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdic-	(Commission	(IRS Employer
tion of incorporation)	File Number)	Identification No.)

75 Adams Avenue, Hauppauge, New York	11788
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 952 0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On May 15, 2006, Interpharm Holdings Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Tullis-Dickerson Capital Focus III, L.P. (the “Buyer”).

Under the Agreement, the Company agreed to issue and sell to the Buyer, and the Buyer agreed to purchase from the Company, for a purchase price of $10 million, an aggregate of 10,000 shares of a newly designated series of the Company’s preferred stock (the “Preferred Stock”), together with 2,296,889 warrants to purchase shares of common stock of the Company with an exercise price of $1.628. The warrants have a five year term.

The Preferred Stock will be accounted for in the financial statements of the Company as temporary equity rather than permanent equity.

The Preferred Stock will, among other things, accrue dividends at the rate of 8.25% per annum, be convertible at any time at the option of the holder into common stock of the Company and, at any time after March 31, 2007, be convertible into common stock of the Company, at the option of the Company, provided that certain conditions have been satisfied. The Preferred Stock is convertible into approximately 6.5 million shares of common stock. The Preferred Stock shall also be entitled to voting rights on all matters on an as-converted-to-common-stock basis, with the holders of the Preferred Stock and common stock voting as a single class. The holders of the Preferred Stock shall also have the right upon the occurrence of certain events to require the Company to redeem such stock for a redemption price calculated in accordance with an agreed upon formula.

So long as the Buyer holds at least 25% of the shares of Preferred Stock issued at the initial closing, in addition to any other rights provided by law, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, the Company shall not, among other things:

•
issue any shares of Common Stock, stock appreciation rights, stock options or other equity securities to officers, directors or employees of, or consultants (that are affiliates of the Company) to, the Company in excess of 2% of the fully diluted number of shares of Common Stock on the initial closing date;

•
issue any shares of Common Stock, stock appreciation rights, stock options or other equity securities to independent third parties (e.g., investment banks, investor relations firms, consultants that are not affiliates of the Company) in excess of 2% of the fully diluted number of shares of Common Stock on the initial closing date;

•
pay dividends or make any other distribution on the capital stock of the Company other than (i) dividends on the Preferred Stock or (ii) the stated dividends on the shares of Series A-1 Preferred Stock;

•	issue any Common Stock or any securities convertible into or exchangeable for Common Stock at a price per share of Common Stock less than the purchase price per share of Preferred Stock; and

•	issue any indebtedness that creates an obligation for the Company to repay in the aggregate more than $50 million in principal and interest.

As a condition to closing the sale of the Preferred Stock and warrants, the Company will also enter into a registration rights agreement with the Buyer, to register under the Securities Act of 1933, the resale by the Buyer of shares of the Company’s common stock which may be acquired by the Buyer upon conversion of the Preferred Stock, upon exercise of the warrants, or in lieu of cash dividends on the Preferred Stock.

The obligation of the Company and the Buyer to consummate the Agreement is subject to the satisfaction of a number of conditions, including, among other things:

•	The execution and delivery by each party to the other party of specified closing documents;
•	That the representations and warranties of the parties shall be true and correct in all material respects as of the date when made and as of the closing date;
•	Payment of the purchase price for the securities by the Buyer;
•	That the Company’s common stock be listed for trading on the American Stock Exchange;
•	Receipt of all regulatory or third party consents and approvals, if any, necessary for the sale of the securities under the Agreement; and
•
The conversion of all outstanding shares of the Company’s Series K Convertible Preferred Stock into common stock (the outstanding shares of Series K Convertible Preferred Stock are convertible into an aggregate of 31,373,877 shares of common stock).

The Company and the Buyer also have agreed that subject to the satisfaction of certain closing conditions, not later than July 15, 2006, the Company may issue and sell to additional investors who may enter into the Agreement additional shares of Preferred Stock and warrants for a purchase price of up to $5 million.

The foregoing description of the Agreement is qualified, in its entirety, by the text of the Agreement itself which is annexed hereto as Exhibit 99.1.

  On May 19, 2006 the Company issued a press release announcing its entry into the Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Securities Purchase Agreement dated May 15, 2006 between Interpharm Holdings Inc. and Tullis-Dickerson Capital Focus III, L.P.

Exhibit 99.2	Press release, dated May 19, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHARM HOLDINGS, INC.

Date: May 19, 2006	By:	/s/ George Aronson
George Aronson Chief Financial Officer